Dodge & Cox Global Bond Fund, L.L.C.

Financial Statements

As of December 31, 2013 and 2012,

for the year ended December 31, 2013,

and for the period from December 5, 2012 (commencement of

operations) to December 31, 2012

Independent Auditor’s Report

To the Board of Directors of Dodge & Cox

We have audited the accompanying financial statements of Dodge & Cox Global Bond Fund, L.L.C. (the “Fund”), which comprise the statement of assets, liabilities and member’s capital, including the portfolio of investments, as of December 31, 2013 and 2012 and the related statements of operations and of changes in member’s capital for the year ended December 31, 2013 and for the period from December 5, 2012 (commencement of operations) to December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dodge & Cox Global Bond Fund, L.L.C. at December 31, 2013 and 2012, and the results of its operations and changes in its member’s capital for the year ended December 31, 2013 and for the period from December 5, 2012 (commencement of operations) to December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

April 1, 2014

PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111-4004 T: (415) 498 5000, F: (415) 498 7100, www.pwc.com/us

Dodge & Cox Global Bond Fund, L.L.C.

Statements of Assets, Liabilities, and Member’s Capital

As of December 31, 2013 and 2012

	December 31,
	2013	2012
ASSETS
Investments, at value (cost $10,413,359 and $10,183,282)	$10,337,760	$10,202,105
Cash	697	224
Cash held at broker	21,525	14,150
Receivable from broker for futures variation margin	2,876	2,828
Unrealized appreciation on forward currency contracts	41	-
Dividends and interest receivable	155,034	132,016
Expense Reimbursement receivable from Managing Member	11,952	-

Total assets	$10,529,885	$10,351,323

LIABILITIES
Unrealized depreciation on forward currency contracts	$195	$-
Payable for investments purchased	200,850	323,664
Payable for forward currency contracts closed	3,911	-
Management fees payable	-	3,686
Accrued expenses	47,936	737

Total liabilities	252,892	328,087

MEMBER’S CAPITAL
Total member’s capital	10,276,993	10,023,236

Total liabilities and member’s capital	$10,529,885	$10,351,323

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Portfolio of Investments

As of December 31, 2013

FIXED INCOME SECURITIES: 95.7%
		PAR VALUE	VALUE
GOVERNMENT: 18.4%
Brazil Government (Brazil)
Series B, 6.00%, 8/15/20(a)	BRL	175,000	$172,402
Series F, 10.00%, 1/1/21	BRL	428,000	157,688
Israel Government (Israel)
4.25%, 3/31/23	ILS	350,000	105,516
Korea Government (South Korea)
4.25%, 9/10/14	KRW	420,000,000	402,262
Malaysia Government (Malaysia)
3.434%, 8/15/14	MYR	625,000	191,356
Mexico Government (Mexico)
7.25%, 12/15/16	MXN	3,500,000	288,498
8.00%, 12/7/23	MXN	2,250,000	191,672
Poland Government (Poland)
5.25%, 10/25/17	PLN	575,000	202,322
South Africa Government (South Africa)
13.50%, 9/15/15	ZAR	1,700,000	180,986

			1,892,702
GOVERNMENT-RELATED: 14.2%
Autonomous Community of Madrid Spain (Spain)
4.30%, 9/15/26	EUR	200,000	257,049
Instituto de Credito Oficial (Spain)
4.125%, 9/28/17	EUR	175,000	254,772
L.A. Unified School District GO (United States)
6.758%, 7/1/34	USD	75,000	92,185
New Jersey Turnpike Authority RB (United States)
7.102%, 1/1/41	USD	75,000	95,508
Petroleo Brasileiro SA (Brazil)
5.375%, 1/27/21	USD	100,000	99,239
4.375%, 5/20/23	USD	50,000	44,545
Province of Québec (Canada)
5.50%, 12/1/14	CAD	275,000	269,134
State of California GO (United States)
6.20%, 10/1/19	USD	65,000	75,758
7.55%, 4/1/39	USD	60,000	77,608
State of Illinois GO (United States)
5.665%, 3/1/18	USD	175,000	190,571

			1,456,369
SECURITIZED: 9.5%
Fannie Mae, 15 Year (United States)
5.00%, 7/1/25	USD	64,350	69,243
Fannie Mae, 20 Year (United States)
4.00%, 8/1/31	USD	190,646	199,175
Freddie Mac Gold, 30 Year (United States)
6.00%, 2/1/35 - 11/1/39	USD	326,212	363,130
Svenska Handelsbanken AB(b) (Sweden)
6.00%, 9/21/16	SEK	2,000,000	347,105

			978,653
CORPORATE: 53.6%
FINANCIALS: 18.2%
Bank of America Corp. (United States)
6.125%, 9/15/21	GBP	50,000	95,107
6.625%, 5/23/36(c)	USD	75,000	80,583
Boston Properties, Inc. (United States)
5.625%, 11/15/20	USD	100,000	112,504
Citigroup, Inc. (United States)
7.625%, 4/3/18	GBP	50,000	98,548
4.05%, 7/30/22	USD	25,000	24,722
7.875%, 10/30/40(c)	USD	87,500	95,375
Equity Residential (United States)
4.75%, 7/15/20	USD	100,000	107,815

		PAR VALUE	VALUE
General Electric Co. (United States)
5.28%, 10/22/14	CAD	75,000	$72,761
5.50%, 6/7/21	GBP	50,000	92,747
HSBC Holdings PLC (United Kingdom)
6.50%, 9/15/37	USD	125,000	147,842
JPMorgan Chase & Co. (United States)
3.375%, 5/1/23	USD	100,000	93,200
Legg Mason, Inc. (United States)
5.50%, 5/21/19	USD	100,000	109,634
Lloyds Banking Group PLC (United Kingdom)
6.50%, 3/24/20	EUR	75,000	119,513
Royal Bank of Scotland PLC (United Kingdom)
6.934%, 4/9/18	EUR	50,000	78,071
5.625%, 8/24/20	USD	75,000	83,964
6.125%, 12/15/22	USD	50,000	51,100
SLM Corp. (United States)
6.00%, 1/25/17	USD	120,000	129,900
WellPoint, Inc. (United States)
7.00%, 2/15/19	USD	75,000	88,987
Wells Fargo & Co. (United States)
3.97%, 11/3/14	CAD	200,000	192,251

			1,874,624
INDUSTRIALS: 35.4%
AT&T, Inc. (United States)
5.875%, 4/28/17	GBP	50,000	92,238
Boston Scientific Corp. (United States)
6.00%, 1/15/20	USD	75,000	86,102
Canadian Pacific Railway, Ltd. (Canada)
6.25%, 6/1/18	CAD	175,000	187,142
Cemex SAB de CV (Mexico)
7.25%, 1/15/21(d)	USD	200,000	206,172
Compagnie de Saint-Gobain SA (France)
3.625%, 3/28/22	EUR	100,000	143,783
Cox Communications, Inc. (United States)
3.25%, 12/15/22(d)	USD	165,000	149,306
Dow Chemical Co. (United States)
8.55%, 5/15/19	USD	75,000	96,840
Enel SPA (Italy)
6.80%, 9/15/37(d)	USD	200,000	207,304
Ford Motor Credit Co. LLC(e) (United States)
8.125%, 1/15/20	USD	150,000	187,567
Grupo Televisa SAB (Mexico)
8.50%, 3/11/32	USD	75,000	94,173
HCA, Inc. (United States)
6.50%, 2/15/16	USD	125,000	136,719
Hewlett-Packard Co. (United States)
2.65%, 6/1/16	USD	100,000	103,038
Imperial Tobacco Group PLC (United Kingdom)
7.75%, 6/24/19	GBP	100,000	199,943
Lafarge SA (France)
5.875%, 7/9/19	EUR	100,000	155,585
Macy’s, Inc. (United States)
6.70%, 9/15/28	USD	50,000	55,160
6.375%, 3/15/37	USD	125,000	139,492
Naspers, Ltd. (South Africa)
6.00%, 7/18/20(d)	USD	200,000	217,917
Reed Elsevier PLC (United Kingdom)
5.625%, 10/20/16	GBP	50,000	90,846
3.125%, 10/15/22	USD	94,000	86,927

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Portfolio of Investments (continued)

As of December 31, 2013

FIXED INCOME SECURITIES (continued)

		PAR VALUE		VALUE
Telecom Italia SPA (Italy)
6.375%, 6/24/19	GBP	50,000		$86,474
7.721%, 6/4/38	USD	100,000		100,000
Time Warner Cable, Inc. (United States)
8.75%, 2/14/19	USD	75,000		89,463
6.75%, 6/15/39	USD	100,000		94,170
Time Warner, Inc. (United States)
7.70%, 5/1/32	USD	100,000		128,397
Twenty-First Century Fox, Inc. (United States)
6.15%, 3/1/37	USD	75,000		82,432
6.65%, 11/15/37	USD	50,000		58,363
Verizon Communications, Inc. (United States)
5.15%, 9/15/23	USD	50,000		53,685
6.55%, 9/15/43	USD	125,000		146,245
Vulcan Materials Co. (United States)
7.50%, 6/15/21	USD	50,000		57,000
Xerox Corp. (United States)
4.50%, 5/15/21	USD	100,000		102,929

				3,635,412

				5,510,036

TOTAL FIXED INCOME SECURITIES (Cost $9,913,359)				$9,837,760

SHORT-TERM INVESTMENTS: 4.9%

REPURCHASE AGREEMENT: 4.9%
Fixed Income Clearing Corporation(f) 0.00%, dated 12/31/13, due 1/2/14, maturity value $500,000	USD	500,000		500,000

TOTAL SHORT-TERM INVESTMENTS (Cost $500,000)				$500,000

TOTAL INVESTMENTS (Cost $10,413,359)		100.6%		$10,337,760
OTHER ASSETS LESS LIABILITIES		(0.6%	)	(60,767)

MEMBER’S CAPITAL		100.0%		$10,276,993

(a)	Inflation-linked
(b)	Covered bond
(c)	Cumulative preferred security
(d)	Security exempt from registration under Rule 144A of the Securities Act of 1933. The security may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 2013, all such securities in total represented $780,699 or 7.6% of member’s capital. These securities have been deemed liquid by Dodge & Cox, the Fund’s Managing Member.
(e)	Subsidiary (see below)
(f)	Repurchase agreement is collateralized by Fannie Mae 2.12%, 11/7/22. Total collateral value is $512,032.

Fixed income securities are grouped by parent company unless otherwise noted. Actual securities may be issued by the listed parent company or one of its subsidiaries.

GO: General Obligation

RB: Revenue Bond

FUTURES CONTRACTS

Description	Number of Contracts	Expiration Date	Notional Amount	Unrealized Appreciation

Long-Term U.S. Treasury Bond – Short Position	1	Mar 2014	$(136,250)	$2,053
10 Year U.S. Treasury Note – Short Position	12	Mar 2014	(1,476,563)	28,062

				$30,115

FORWARD CURRENCY CONTRACTS

		Contract Amount
Counterparty	Settlement Date	Receive U.S. Dollar	Deliver Foreign Currency	Unrealized Appreciation

Contracts to sell EUR

Barclays	6/11/2014	55,072	40,000	41

				$41

		Contract Amount
Counterparty	Settlement Date	Deliver U.S. Dollar	Receive Foreign Currency	Unrealized Depreciation

Contracts to buy RUB

Barclays	6/11/2014	98,052	3,300,000	(195)

				$195)

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Portfolio of Investments

As of December 31, 2012

FIXED INCOME SECURITIES: 94.6%
		PAR VALUE	VALUE
GOVERNMENT: 20.4%
Brazil Government (Brazil) Series F, 10.00%, 1/1/21	BRL	625,000	$321,533
Italy Government (Italy)
4.75%, 9/1/21	EUR	225,000	309,373
Korea Government (South Korea)
4.25%, 9/10/14	KRW	500,000,000	477,963
Malaysia Government (Malaysia)
3.434%, 8/15/14	MYR	625,000	205,649
Mexico Government (Mexico)
9.50%, 12/18/14	MXN	4,900,000	412,601
Singapore Government (Singapore)
3.625%, 7/1/14	SGD	250,000	215,112
South Africa Government (South Africa)
13.50%, 9/15/15	ZAR	750,000	106,409

			2,048,640
GOVERNMENT-RELATED: 14.0%
Autonomous Community of Madrid Spain (Spain)
4.30%, 9/15/26	EUR	100,000	92,390
Canada Housing Trust (Canada)
3.15%, 6/15/14(c)	CAD	275,000	284,331
Instituto de Credito Oficial (Spain)
4.125%, 9/28/17	EUR	175,000	227,450
Petroleo Brasileiro SA (Brazil)
5.375%, 1/27/21	USD	100,000	112,582
Province of Québec (Canada)
5.50%, 12/1/14	CAD	275,000	298,079
State of California GO (United States)
6.20%, 10/1/19	USD	65,000	79,227
7.55%, 4/1/39	USD	75,000	108,135
State of Illinois GO (United States)
5.665%, 3/1/18	USD	175,000	199,376

			1,401,570
SECURITIZED: 11.7%
Fannie Mae, 15 Year (United States)
5.00%, 7/1/25	USD	319,877	348,323
Fannie Mae, 30 Year (United States)
5.50%, 10/1/35	USD	293,835	321,097
Freddie Mac Gold, 30 Year (United States)
6.00%, 2/1/35	USD	295,905	329,046
Svenska Handelsbanken AB(a) (Sweden)
6.00%, 9/21/16	SEK	1,000,000	176,937

			1,175,403
CORPORATE: 48.5%
FINANCIALS: 18.6%
Ally Financial, Inc. (United States)
4.50%, 2/11/14	USD	100,000	102,875
American International Group, Inc. (United States)
6.40%, 12/15/20	USD	75,000	93,060
Bank of America Corp. (United States)
6.125%, 9/15/21	GBP	50,000	95,533
6.625%, 5/23/36(b)	USD	75,000	84,063
Boston Properties, Inc. (United States)
5.625%, 11/15/20	USD	100,000	118,300
Capital One Financial Corp. (United States)
4.75%, 7/15/21	USD	50,000	57,658
Citigroup, Inc. (United States)
7.625%, 4/3/18	GBP	50,000	99,744
7.875%, 10/30/40(b)	USD	67,500	75,330
Equity Residential (United States)
4.75%, 7/15/20	USD	100,000	112,468

		PAR VALUE	VALUE
General Electric Co. (United States)
5.125%, 3/3/15	GBP	85,000	$148,723
5.50%, 6/7/21	GBP	50,000	93,740
HSBC Holdings PLC (United Kingdom)
6.50%, 9/15/37	USD	125,000	156,024
JPMorgan Chase & Co. (United States)
4.95%, 3/25/20	USD	100,000	115,990
Lloyds Banking Group PLC (United Kingdom)
4.20%, 3/28/17	USD	100,000	110,864
Royal Bank of Scotland PLC (United Kingdom)
5.625%, 8/24/20	USD	75,000	87,073
6.125%, 12/15/22	USD	50,000	52,774
SLM Corp. (United States)
5.375%, 5/15/14	USD	50,000	52,276
6.00%, 1/25/17	USD	100,000	108,250
WellPoint, Inc. (United States)
7.00%, 2/15/19	USD	75,000	93,327

			1,858,072
INDUSTRIALS: 29.9%
AT&T, Inc. (United States)
5.875%, 4/28/17	GBP	100,000	188,554
Boston Scientific Corp. (United States)
6.00%, 1/15/20	USD	75,000	87,484
British American Tobacco PLC (United Kingdom)
6.375%, 12/12/19	GBP	100,000	202,709
Canadian Pacific Railway, Ltd. (Canada)
6.25%, 6/1/18	CAD	175,000	205,857
Cox Communications, Inc. (United States)
3.25%, 12/15/22(c)	USD	100,000	103,126
Dow Chemical Co. (United States)
8.55%, 5/15/19	USD	75,000	101,256
Enel SPA (Italy)
6.80%, 9/15/37(c)	USD	100,000	104,450
Ford Motor Credit Co. LLC(d) (United States)
8.125%, 1/15/20	USD	125,000	160,172
HCA, Inc. (United States)
6.50%, 2/15/16	USD	125,000	135,937
Hewlett-Packard Co. (United States)
2.65%, 6/1/16	USD	100,000	99,785
Koninklijke Philips Electronics NV (Netherlands)
5.75%, 3/11/18	USD	75,000	90,362
Lafarge SA (France)
5.875%, 7/9/19	EUR	100,000	143,875
Macy’s, Inc. (United States)
6.375%, 3/15/37	USD	125,000	150,473
News Corp. (United States)
6.15%, 3/1/37	USD	75,000	92,045
Reed Elsevier PLC (United Kingdom)
5.625%, 10/20/16	GBP	50,000	91,772
8.625%, 1/15/19	USD	75,000	96,704
Roche Holding AG (Switzerland)
5.50%, 3/4/15	GBP	50,000	88,840
Schneider Electric SA (France)
4.00%, 8/11/17	EUR	100,000	148,842
Sprint Nextel Corp. (United States)
6.90%, 5/1/19	USD	100,000	109,000
Telecom Italia SPA (Italy)
7.175%, 6/18/19	USD	75,000	87,037
7.721%, 6/4/38	USD	100,000	108,250
Time Warner Cable, Inc. (United States)
8.75%, 2/14/19	USD	75,000	101,187

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Portfolio of Investments (continued)

As of December 31, 2012

FIXED INCOME SECURITIES (continued)

		PAR VALUE		VALUE
Time Warner, Inc. (United States)
7.70%, 5/1/32	USD	100,000		$139,818
Vulcan Materials Co. (United States)
7.50%, 6/15/21	USD	50,000		57,000
Xerox Corp. (United States)
4.50%, 5/15/21	USD	100,000		105,885

				3,000,420

				4,858,492

TOTAL FIXED INCOME SECURITIES (Cost $9,465,282)				$9,484,105

SHORT-TERM INVESTMENTS: 7.2%

REPURCHASE AGREEMENT: 7.2%
Fixed Income Clearing Corporation(e) 0.11%, dated 12/31/12, due 1/2/13, maturity value $718,004	USD	718,000		718,000

TOTAL SHORT-TERM INVESTMENTS (Cost $718,000)				$718,000

TOTAL INVESTMENTS (Cost $10,183,282)		101.8%		$10,202,105
OTHER ASSETS LESS LIABILITIES		(1.8%	)	(178,869)

MEMBER’S CAPITAL		100.0%		$10,023,236

(a)	Covered bond
(b)	Cumulative preferred security
(c)	Security exempt from registration under Rule 144A of the Securities Act of 1933. The security may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 2012, all such securities in total represented $491,907 or 4.9% of member’s capital. These securities have been deemed liquid by Dodge & Cox, the Fund’s Managing Member.
(d)	Subsidiary (see below)
(e)	Repurchase agreement is collateralized by Fannie Mae 2.14%, 11/7/22. Total collateral value is $732,991.

Fixed income securities are grouped by parent company unless otherwise noted. Actual securities may be issued by the listed parent company or one of its subsidiaries.

GO: General Obligation

FUTURES CONTRACTS

Description	Number of Contracts	Expiration Date	Notional Amount	Unrealized Appreciation

Long-Term U.S. Treasury Bond – Short Position	1	Mar 2013	$(162,594)	$4,124
10 Year U.S. Treasury Note – Short Position	9	Mar 2013	(1,195,031)	7,859

				$11,983

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Statements of Operations

Year Ended December 31, 2013 and Period from December 5, 2012 (commencement of operations) to December 31, 2012

	Year Ended December 31, 2013	Period from December 5, 2012 (commencement of operations) to December 31, 2012
INVESTMENT INCOME
Dividend income	$5,709	$-
Interest income (net of foreign taxes of $1,825 and $1,445)	347,973	15,807

Total investment income	353,682	15,807

EXPENSES
Management fees	50,263	3,686
Custody and fund accounting fees	17,828	737
Professional services	56,048	-
Miscellaneous	2,077	-

Total expenses	126,216	4,423

Less: Expense Reimbursement from Managing Member	(65,901)	-

Net expenses	60,315	4,423

Net investment income	293,367	11,384

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss)
Investments	(12,822)	-
Treasury futures contracts	53,985	-
Forward currency contracts	(966)	-
Foreign currency transactions	(3,749)	(19,763)
Net change in unrealized appreciation/depreciation
Investments	(94,422)	18,823
Treasury futures contracts	18,132	11,983
Forward currency contracts	(154)	-
Foreign currency translation	386	809

Net realized and unrealized gain (loss)	(39,610)	11,852

Net increase in member’s capital from operations	$253,757	$23,236

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Statements of Changes in Member’s Capital

Year Ended December 31, 2013 and Period from December 5, 2012 (commencement of operations) to December 31, 2012

Member’s Capital
Balance - December 5, 2012 (commencement of operations)	$-

Contribution from Managing Member on December 5, 2012	10,000,000

Net investment income	11,384
Net realized loss	(19,763)
Net change in unrealized appreciation/depreciation	31,615

Balance - December 31, 2012	$10,023,236

Net investment income	293,367
Net realized gain	36,448
Net change in unrealized appreciation/depreciation	(76,058)

Balance - December 31, 2013	$10,276,993

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Statements of Cash Flows

Year Ended December 31, 2013 and Period from December 5, 2012 (commencement of operations) to December 31, 2012

	Year Ended December 31, 2013	Period from December 5, 2012 (commencement of operations) to December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in member’s capital from operations	$253,757	$23,236

Adjustments to reconcile net increase in member’s capital from operations to net cash provided by (used for) operating activities:
Purchases of fixed income securities	(5,272,472)	(9,152,271)
Proceeds from sales of fixed income securities	4,237,660	-
Proceeds from paydowns of fixed income securities	273,272	-
Net sales (purchases) of short-term investments	218,000	(718,000)
Net amortization of premium	152,405	10,653
Net loss on paydowns of fixed income securities	25,422	-
Net realized (gain) loss	(36,448)	19,763
Net change in unrealized appreciation/depreciation	76,058	(31,615)
Net payments received from counterparties for derivative contracts	71,151	11,983
Change in operating assets and liabilities:
Cash held at broker	(7,375)	(14,150)
Receivable from broker for futures variation margin	(48)	(2,828)
Dividends and interest receivable	(23,018)	(132,016)
Expense Reimbursement receivable from Managing Member	(11,952)	-
Payable for forward currency contracts closed	3,911	-
Management fees payable	(3,686)	3,686
Accrued expenses	47,199	737

Net cash provided by (used for) operating activities	3,836	(9,980,822)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from Managing Member	-	10,000,000

Net cash provided by financing activities	-	10,000,000

Effect of exchange rate changes on cash	(3,363)	(18,954)

Net increase in cash	473	224

Cash, beginning of period	224	-

Cash, end of period	$697	$224

See accompanying Notes to Financial Statements

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

NOTE 1 – ORGANIZATION

Dodge & Cox Global Bond Fund, L.L.C. (the “Fund”) is a limited liability company organized in the State of Delaware on August 31, 2012. The Fund commenced operations on December 5, 2012. The Fund is wholly-owned by its sole member and investment manager, Dodge & Cox (the “Managing Member”), a privately-held S-corporation incorporated in the State of California.

The Fund’s investment objective is to seek a high rate of total return consistent with long-term preservation of capital. The Fund seeks to achieve its investment objective by investing in a diversified portfolio of bonds and other debt instruments of issuers from at least three different countries. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the use of estimates and assumptions made by the Managing Member. Actual results may differ from those estimates.

SECURITY VALUATION

Fixed income securities are valued based on prices received from independent pricing services which utilize both dealer-supplied valuations and pricing models. Pricing models may consider quoted prices for similar securities, interest rates, prepayment speeds, and credit risk. Exchange-traded derivatives are valued at the settlement price determined by the relevant exchange. Other financial instruments for which market quotes are readily available are valued at market value. Security values are not discounted based on the size of the Fund’s position. Securities for which market quotations are not readily available are valued at fair value as determined in good faith by the Managing Member. Short-term securities less than 60 days to maturity may be valued at amortized cost if amortized cost approximates current value.

Investments initially valued in currencies other than the U.S. dollar are converted to the U.S. dollar using prevailing exchange rates. As a result, the Fund’s member’s capital may be affected by changes in the value of currencies in relation to the U.S. dollar.

SECURITY TRANSACTIONS, INVESTMENT INCOME, AND EXPENSES

Security transactions are recorded on the trade date. Realized gains and losses on securities sold are determined on the basis of identified cost.

Interest income and Fund expenses are recorded on the accrual basis. Interest income includes coupon interest, amortization of premium and accretion of discount on debt securities, gain/loss on paydowns of mortgage-backed securities, and inflation adjustments to the principal amount of inflation-indexed securities. The ability of the issuers of the debt securities held by the Fund to meet their obligations may be affected by economic developments in a specific industry, state, region, or country. Debt obligations may be placed on non-accrual status and related interest income may be reduced by ceasing current accruals and writing off interest receivables when the collection of all or a portion of interest has become doubtful. A debt obligation is removed from

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

non-accrual status when the issuer resumes interest payments or when collectability of interest is reasonably assured. Dividend income is recorded on the ex-dividend date.

FOREIGN TAXES

The Fund is subject to foreign taxes which may be imposed by certain countries in which the Fund invests. The Fund endeavors to record foreign taxes based on applicable foreign tax law. Withholding taxes are incurred on certain foreign interest receipts and are accrued at the time the associated interest income is recorded.

Capital gains taxes are incurred upon disposition of certain foreign securities. Capital gains taxes on appreciated securities are accrued as unrealized losses and are reflected as realized losses upon the sale of the related security.

CASH AND CASH EQUIVALENTS

The Fund considers the amount of cash as reported on the Statements of Assets, Liabilities, and Member’s Capital to be cash and cash equivalents for purpose of the Statements of Cash Flows. As of December 31, 2013 and 2012, the Fund had cash held at broker of $21,525 and $14,150, respectively. These balances were restricted and held as margin for open Treasury futures contracts.

REPURCHASE AGREEMENTS

The Fund enters into repurchase agreements, secured by U.S. government or agency securities, which involve the purchase of securities from a counterparty with a simultaneous commitment to resell the securities at an agreed-upon date and price. It is the Fund’s policy that its custodian take possession of the underlying collateral securities, the fair value of which exceeds the principal amount of the repurchase transaction, including accrued interest, at all times. In the event of default by the counterparty, the Fund has the contractual right to liquidate the securities and to apply the proceeds in satisfaction of the obligation.

TREASURY FUTURES CONTRACTS

Futures contracts involve an obligation to purchase or sell (depending on whether the Fund has entered a long or short futures contract, respectively) an asset at a future date, at a price set at the time of the contract. Upon entering into a futures contract, the Fund is required to deposit an amount of cash or liquid assets (referred to as initial margin) in a segregated account with the clearing broker. Subsequent payments (referred to as variation margin) to and from the clearing broker are made on a daily basis based on changes in the market value of futures contracts. Futures are traded publicly and their market values change daily. Changes in the market value of open futures contracts are recorded as unrealized appreciation or depreciation in the Statement of Operations. Realized gains and losses on futures contracts are recorded in the Statement of Operations at the closing or expiration of futures contracts. Cash deposited with a broker as initial margin is recorded on the Statement of Assets, Liabilities, and Member’s Capital. A receivable and/or payable to brokers for daily variation margin is also recorded on the Statement of Assets, Liabilities, and Member’s Capital.

Investments in futures contracts may include certain risks, which may be different from, and potentially greater than, those of the underlying securities. To the extent the Fund uses Treasury futures, it is exposed to additional volatility and potential losses resulting from leverage.

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

The Fund entered into short Treasury futures contracts to assist with the management of the portfolio’s interest rate exposure. These Treasury futures contracts had notional values ranging from 12% to 17% of member’s capital during the year ended December 31, 2013 and from 0% to 14% of member’s capital during the period from December 5, 2012 (commencement of operations) to December 31, 2012.

FORWARD CURRENCY CONTRACTS

A forward currency contract represents an obligation to purchase or sell a specific foreign currency at a future date at a price set at the time of the contract. Losses from these transactions may arise from unfavorable changes in currency values or if the counterparties do not perform under a contract’s terms.

The values of the forward currency contracts are adjusted daily based on the applicable exchange rate of the underlying currency. Changes in the value of open contracts are recorded as unrealized appreciation or depreciation in the Statement of Operations. When the forward currency contract is closed, the Fund records a realized gain or loss in the Statement of Operations equal to the difference between the value at the time the contract was opened and the value at the time it was closed.

The Fund entered into forward currency contracts to hedge foreign currency risks associated with portfolio investments denominated in Euro and Pound Sterling, and also, to increase its portfolio exposure to the Russian Ruble. During the year ended December 31, 2013, these Euro, Pound Sterling, and Russian Ruble forward currency contracts each had U.S. dollar total values of 0% to 1% of member’s capital. The Fund did not invest in forward currency contracts during the period from December 5, 2012 (commencement of operations) to December 31, 2012.

FOREIGN CURRENCY TRANSLATION

The books and records of the Fund are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars at the prevailing exchange rates of such currencies against the U.S. dollar. The market value of investment securities and other assets and liabilities are translated at the exchange rate as of the valuation date. Purchases and sales of investment securities, income, and expenses are translated at the exchange rate prevailing on the transaction date.

Reported realized and unrealized gain (loss) on investments includes foreign currency gain (loss) related to investment transactions.

Reported realized and unrealized gain (loss) on foreign currency transactions and translation include the following: holding/disposing of foreign currency, the difference between the trade and settlement dates on securities transactions, the difference between the accrual and payment dates on interest, and currency losses on the purchase of foreign currency in certain countries that impose taxes on such transactions.

INDEMNIFICATION

Under the Fund’s organizational documents, the Managing Member is indemnified against certain liabilities arising out of the performance of its duty to the Fund. In addition, in the normal course of business the Fund enters into contracts that provide general indemnities to

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

other parties. The Fund’s maximum exposure under these arrangements in unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

NOTE 3 – VALUATION MEASUREMENTS

Various inputs are used in determining the value of the Fund’s securities and other financial instruments. These inputs are summarized in the three broad levels listed below.

•	Level 1: Quoted prices in active markets for identical securities.

•	Level 2: Other significant observable inputs (including quoted prices for similar securities, market indices, interest rates, credit risk etc.)

•	Level 3: Significant unobservable inputs (including the Managing Member’s assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used to value the Fund’s holdings as of December 31, 2013.

	Level 1	Level 2
Securities
Fixed income securities	$–	$9,837,760
Repurchase agreement	–	500,000

Other financial instruments
Net unrealized appreciation on Treasury futures contracts	30,115	–
Net unrealized depreciation on forward currency contracts	–	(154)

Total	$30,115	$10,337,606

The following is a summary of the inputs used to value the Fund’s holdings as of December 31, 2012.

	Level 1	Level 2
Securities
Fixed income securities	$–	$9,484,105
Repurchase agreement	–	718,000

Other financial instruments
Net unrealized appreciation on Treasury futures contracts	11,983	–

Total	$11,983	$10,202,105

There were no transfers between Level 1 and Level 2 during the year ended December 31, 2013 and the period from December 5, 2012 (commencement of operations) to December 31, 2012. There

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

were no Level 3 securities as of December 31, 2013 and 2012 and there were no transfers to Level 3 during the year ended December 31, 2013 and the period from December 5, 2012 (commencement of operations) to December 31, 2012.

NOTE 4 – ADDITIONAL DERIVATIVES INFORMATION

The Fund has entered into over-the-counter derivatives and foreign exchange transactions, such as forward currency contracts (collectively, the “Transactions”) governed by a master agreement published by the International Swaps and Derivatives Association (an “ISDA Master Agreement”). An ISDA Master Agreement, which the Fund separately negotiates with each of its counterparties, is a bilateral agreement that governs the Transactions and typically contains, among other things, collateral posting terms and termination and netting provisions that apply in the event of a default, such as the bankruptcy or insolvency of one of the parties to the agreement, and/or termination event (a “Close-Out Event”). These provisions typically permit a counterparty to: 1) terminate some or all of the Transactions upon the occurrence of a Close-Out Event; and 2) determine a single net payment owed to or by it in respect of the terminated Transactions.

The collateral requirements under an ISDA Master Agreement are typically calculated by netting the mark-to-market amount for all of the Transactions outstanding under such agreement, and comparing that amount to the value of any collateral currently pledged by the parties. To the extent amounts due to the Fund are not collateralized, the Fund bears the risk of loss from counterparty non-performance. The Fund attempts to mitigate its counterparty risk by only entering into Transactions with counterparties that it believes are of good standing and by monitoring the financial stability of those counterparties. Since its commencement of operations, the Fund has not pledged or received collateral with respect to Transactions subject to an ISDA Master Agreement.

For financial reporting purposes, the Fund does not offset financial assets and liabilities that are subject to an ISDA Master Agreement in the Statement of Assets, Liabilities, and Member’s Capital.

NOTE 5 – MEMBER’S CAPITAL AND ALLOCATIONS OF PROFITS AND LOSSES

Pursuant to the terms of its Operating Agreement, the Fund maintains a single, separate Capital Account for each Member. The liability of each Member is limited to the amount of its Capital Account. The capital contributions of each Member to the capital of the Fund shall be such amount as determined from time to time in the sole discretion of the Managing Member. Except as otherwise permitted by the Managing Member in its sole and absolute discretion (i) initial or additional capital contributions to the capital of the Fund by each Member are payable in cash, and (ii) initial capital contributions are payable in one installment which are due as of the date of admission of such person as a Member of the Fund. Members are permitted to withdraw all or any portion of their Capital Accounts as of the last Business Day of any calendar month upon ten days’ prior written notice to the Managing Member, subject to the Managing Member’s discretion to waive such requirement or suspend withdrawals in accordance with the terms of the Operating Agreement.

A Member’s Capital Account is increased by: (i) the amount of cash constituting additional capital contributions, if any, made by the Member to the capital of the Fund; and (ii) the Profits allocated to the Member’s Capital Account. Profits, with respect to any period, shall mean the excess (if any) of

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

the aggregate revenue, including capital gains (realized and unrealized) and interest and dividend income, earned during the respective period from all sources over all the expenses and losses (realized and unrealized), including management fees incurred and the reserves established during the respective period.

A Member’s Capital Account is decreased by: (i) the amount of cash and the net value of other distributions made to the Member; (ii) Losses allocated to the Member’s Capital Account; and (iii) any withholding taxes or other expense items charged to the Member’s Capital Account. Losses, with respect to any period, shall mean the excess (if any) of all the expenses and losses (realized and unrealized), including management fees incurred and the reserves established during the respective period, over the aggregate revenue, including capital gains (realized and unrealized) and interest and dividend income, earned during the respective period from all sources.

The Fund’s Profits and Losses shall be allocated to and among the Members in proportion to their respective Fund Percentage. The Fund Percentage is established for each Member on the Fund’s books for each Fiscal Period and is determined by dividing the aggregate amount of the Member’s Capital Account as of the first day of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of such date.

For each fiscal year, items of income, deduction, gain, loss, or credit that are recognized for tax purposes shall be allocated pursuant to Internal Revenue Service regulations in such manner as to equitably reflect amounts credited or debited to each Member’s Capital Account for the current and prior Fiscal Periods. Such allocations shall be made such that, to the extent possible, realized gains and losses are allocated to those who were Members of the Fund in the period during which such gains and losses accrued in proportion to their holdings during such period. At the Managing Member’s sole discretion, the Fund may aggregate realized gains and losses for this purpose. In the event that a Member withdraws all or part of its Interest, the Managing Member may specially allocate items of Fund gain or loss to that Member for tax purposes to reduce the difference, if any, between the amount withdrawn and the Federal income tax basis of such Member’s withdrawn Interest, or otherwise reduce any discrepancy between amounts previously allocated to that Member’s Capital Account and amounts previously allocated to that Member for Federal income tax purposes.

During the year ended December 31, 2013, the Fund had no capital contributions or withdrawals and maintained a sole capital account in respect of the Managing Member.

During the period from December 5, 2012 (commencement of operations) to December 31, 2012, the Fund had capital activity consisting of one capital contribution of $10,000,000 on December 5, 2012 from the Managing Member.

NOTE 6 – INCOME TAXES

As a limited liability company, the Fund is not subject to Federal income taxes at the entity level. Treatment as a limited liability company provides for the pass through of income, expense, and credit items to the Fund’s members based on the profit and loss allocation provisions of the Fund. Consequently, members are responsible for income taxes at the member level.

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

As a single-member limited liability company, the Fund has elected to be disregarded as a separate entity for Federal income tax reporting purposes. This election is also recognized by the State of California, the Fund’s principal place of business. As a result, the income, expense, and credit items attributable to the Fund are reported on the Federal and California tax returns of the Managing Member. The Fund is also required to file a separate limited liability company information return of income with the State of California.

The Managing Member of the Fund has implemented a policy to assess whether the tax positions of the Fund are more likely than not to be sustained upon examination by an applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the positions. Any interest or penalties associated with an uncertain tax position would be recorded as a component of income tax expense.

The Managing Member has applied this policy to the tax positions taken by the Fund in the tax years where the statute of limitations is still in effect. The Fund has not recorded any liabilities, interest, or penalties associated with uncertain income tax positions as of December 31, 2013 and 2012, or during the year ended December 31, 2013 and the period from December 5, 2012 (commencement of operations) to December 31, 2012.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Fund is wholly-owned by, and its sole member and investment manager is, the Managing Member. In consideration for providing investment management services to the Fund, the Managing Member receives an asset-based management fee from the Fund at the annual rate of 0.50% of the average daily net asset value of the Fund. The Fund recorded management fee expense totaling $50,263 and $3,686 for the year ended December 31, 2013 and for the period from December 5, 2012 (commencement of operations) to December 31, 2012, respectively. As of December 31, 2013 and 2012, the Fund’s management fee payable totaled $0 and $3,686, respectively.

The Managing Member has agreed to reimburse the Fund for all ordinary expenses to the extent necessary to maintain total annual Fund operating expenses at 0.60% of the average daily member’s capital of the Fund (the “Expense Reimbursement”). The Expense Reimbursement recorded by the Fund was $65,901 and $0 for the year ended December 31, 2013 and for the period from December 5, 2012 (commencement of operations) to December 31, 2012, respectively. As of December 31, 2013 and 2012, the amounts due to the Fund from the Managing Member related to the Expense Reimbursement totaled $11,952 and $0, respectively. The Managing Member has no ability to recoup Expense Reimbursements in any future period.

Under the terms of the Fund’s Operating Agreement, the Managing Member has borne all legal and other organizational expenses in connection with the Fund’s formation. The organizational expenses incurred by the Managing Member totaled $0 and $149,975 for the year ended December 31, 2013 and for the period from December 5, 2012 (commencement of operations) to December 31, 2012, respectively.

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

NOTE 8 – FINANCIAL HIGHLIGHTS

Total return is calculated for the sole member of the Fund, the Managing Member, based on the profit and loss allocation provisions of the Fund. Total return is calculated based on geometrically-linked returns, is presented after all investment-related and operating expenses, and includes the Expense Reimbursement.

The ratio of expenses to average member’s capital is calculated for the Managing Member based on the profit and loss allocation provisions of the Fund, both including and excluding the Expense Reimbursement.

The ratio of net investment income to average member’s capital is calculated for the Managing Member based on its share of all of the Fund’s income and expenses as reported in the Statement of Operations, which includes the Expense Reimbursement.

The Fund’s financial highlights are as follows:

For the year ended December 31, 2013:

Total return: 2.53%

Ratio of expenses to average member’s capital, including Expense Reimbursement: 0.60%

Ratio of expenses to average member’s capital, excluding Expense Reimbursement: 1.26%

Ratio of net investment income to average member’s capital: 2.92%

For the period from December 5, 2012 (commencement of operations) to December 31, 2012:

Total return: 0.23%

Ratio of expenses to average member’s capital, including Expense Reimbursement: 0.60%*

Ratio of expenses to average member’s capital, excluding Expense Reimbursement: 0.60%*

Ratio of net investment income to average member’s capital: 1.54%*

*annualized

The Fund’s selected financial highlights, if assuming the issuance of 1,000,000 shares at $10.00 per share to the Managing Member on December 5, 2012 (commencement of operations) and expressed on a per share basis, would have been as follows:

For the year ended December 31, 2013:

Net investment income per share: $0.29

Net realized and unrealized gain (loss) per share: $(0.03)

Total return: 2.59%

For the period from December 5, 2012 (commencement of operations) to December 31, 2012:

Net investment income per share: $0.01

Net realized and unrealized gain (loss) per share: $0.01

Total return: 0.20%

Dodge & Cox Global Bond Fund, L.L.C.

Notes to Financial Statements

December 31, 2013 and 2012

NOTE 9 – SUBSEQUENT EVENTS

Pursuant to the terms of the Fund’s Operating Agreement, the Managing Member is granted the full and complete power and authority to act on behalf of the Fund, including the right to merge, consolidate, convert, or otherwise reorganize the Fund with or into another entity, enter into any share exchange (or similar transactions) between a member and another entity, or reorganize the Fund as an investment company registered under the Investment Company Act of 1940, and may approve the terms of any of those transactions.

On March 10, 2014, the Managing Member entered into an Agreement and Plan of Reorganization (the “Plan of Reorganization”) on behalf of the Fund. The Plan of Reorganization sets forth the terms of the Fund’s liquidation and termination on April 30, 2014 and is intended to be a plan of exchange under the Internal Revenue Code of 1986. Subject to the terms and representations set forth in the Plan of Reorganization, that exchange (the “Exchange”) will consist of the transfer of all of the property and assets of the Fund to Dodge & Cox Global Bond Fund (the “Acquiring Fund”), a separate series of the Dodge & Cox Funds to be registered under the Investment Company Act of 1940, in exchange for: (i) shares of the beneficial interest of the Acquiring Fund; and (ii) the assumption by the Acquiring Fund of the Liabilities of the Fund. Immediately following the Exchange, the Fund will distribute the Acquiring Fund Shares to the holder of the outstanding limited liability interests in the Fund, followed as soon as practicable by the liquidation and termination of the Fund, all upon the terms and conditions set forth in the Plan of Reorganization. The Managing Member of the Fund has determined that there is no effect to the Fund’s financial position or to the results of its operations as of the dates of and for the periods presented in these financial statements.

The Managing Member has evaluated subsequent events through April 1, 2014, the date that the Fund’s financial statements were available to be issued, and has determined that there are no subsequent events that require disclosure or adjustment in the financial statements.